EXHIBIT 99.1

Amtech Reports First Quarter Fiscal 2021 Results

TEMPE, Ariz., February 11, 2021 -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its first quarter ended December 31, 2020.

First Quarter Fiscal 2021 Financial and Operational Highlights:

•	Net revenue of $18.0 million
•	Operating income of $1.1 million
•	Income from continuing operations, net of tax, of $0.7 million
•	Income per diluted share of $0.05
•	Customer orders of $17.9 million
•	Unrestricted cash of $45.6 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “Amtech delivered strong results in the first quarter, with sequential growth driven by increasing demand for our products within the semiconductor segment we serve. We are encouraged to see this continue into the second quarter with a broadening of quoting activity across multiple end markets.  As global economies return to growth and with the emergence of chip shortages, the long-term demand drivers for our business remain as strong as ever, with automotive, renewable energy, mobile devices and wireless communications applications driving increased demand for power semiconductors, including silicon carbide, in the years ahead.”

GAAP Financial Results

(in millions, except per share amounts)	Q1	Q4	Q1
	FY 2021	FY 2020	FY 2020
Net revenues	$18.0	$15.1	$20.7
Gross profit	$7.5	$5.0	$8.2
Gross margin	41.8%	32.9%	39.5%
Operating income (loss)	$1.1	$(1.2)	$1.6
Operating margin	5.9%	-7.8%	7.9%
Income (loss) from continuing operations, net of tax	$0.7	$(2.0)	$(1.3)
Diluted income (loss) per share from continuing operations	$0.05	$(0.14)	$(0.09)

Net revenues increased 19% sequentially and decreased 13% from the first quarter of fiscal 2020, with the sequential increase primarily attributed to the shipment of our 300mm clustered HTR diffusion furnace to a top-tier global power semiconductor customer, as previously announced.

Gross margin increased in the first quarter of fiscal 2021 both sequentially and compared to the same prior year period due to favorable product mix.

Selling, General & Administrative (“SG&A”) expenses decreased $0.1 million sequentially and $0.7 million compared to the same prior year period. The decrease compared to the prior year period was primarily due to legal costs incurred in fiscal Q1 2020 relating to our solar divestiture.

Operating income was $1.1 million, compared to operating loss of $1.2 million in the fourth quarter of fiscal 2020 and operating income of $1.6 million in the same prior year period.

Income tax provision was $0.1 million for the three months ended December 31, 2020 and includes a benefit of approximately $0.3 million related to the reversal of previously recorded uncertain tax positions.

Income from continuing operations, net of tax, for the first quarter of fiscal 2021 was $0.7 million, or 5 cents per share. This compares to loss from continuing operations of $1.3 million, or 9 cents per share, for the first quarter of fiscal 2020 and loss of $2.0 million, or 14 cent per share, in the preceding quarter.

Outlook

The Company’s outlook reflects the anticipated ongoing impacts from the COVID-19 pandemic as understood today, as well as impacts from the shortage of shipping containers and the related delays for goods shipped from China. Given how fluid the situation is both for Amtech as well as that of its customers and supply chain, management would like to remind investors that actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the second fiscal quarter ending March 31, 2021, revenues are expected to be in the range of $18.0 to $20.0 million. Gross margin for the quarter ending March 31, 2021 is expected to be approximately 40%, with operating margin positive.

A portion of Amtech's results are denominated in Renminbis, a Chinese currency.  The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi.  Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal first quarter financial results.  The call will be available to interested parties by dialing 800-437-2398.  For international callers, please dial +1 323-289-6576. The Conference ID number is 7458358.  The call will be webcast and available in the Investor Relations section of Amtech’s website at: http://www.amtechsystems.com.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe.  Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, and PR Hoffman™.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release.  Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2020, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf.  These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them.  Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties.  Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

February 11, 2021

(Unaudited)

Summary Financial Information for Continuing Operations

(in thousands, except percentages and ratios)

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Amtech Systems, Inc.
Revenues, net of returns and allowances	$17,975	$15,084	$20,692
Gross profit	$7,512	$4,958	$8,174
Gross margin	42%	33%	40%
Operating income (loss)	$1,054	$(1,181)	$1,637
New orders	$17,869	$13,767	$17,625
Backlog	$13,799	$13,905	$13,444
Semiconductor Segment
Revenues, net of returns and allowances	$15,575	$12,935	$17,232
Gross profit	$6,912	$4,647	$7,186
Gross margin	44%	36%	42%
Operating income	$2,197	$406	$2,722
New orders	$15,483	$11,979	$15,094
Backlog	$12,750	$12,842	$12,764
SiC/LED Segment
Revenues, net of returns and allowances	$2,400	$2,149	$2,817
Gross profit	$600	$311	$979
Gross margin	25%	14%	35%
Operating (loss) income	$(66)	$(512)	$534
New orders	$2,386	$1,788	$2,531
Backlog	$1,049	$1,063	$680

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

February 11, 2021

(Unaudited)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,
	2020	2019
Revenues, net of returns and allowances	$17,975	$20,692
Cost of sales	10,463	12,518
Gross profit	7,512	8,174

Selling, general and administrative	5,213	5,915
Research, development and engineering	1,245	622
Operating income	1,054	1,637

Loss on sale of subsidiary	—	(2,793)
Interest expense and other, net	(255)	(70)
Income (loss) from continuing operations before income taxes	799	(1,226)
Income tax provision	80	41
Income (loss) from continuing operations, net of tax	719	(1,267)
Loss from discontinued operations, net of tax	—	(665)
Net income (loss)	$719	$(1,932)

Income (Loss) Per Basic Share:
Basic income (loss) per share from continuing operations	$0.05	$(0.09)
Basic loss per share from discontinued operations	$—	$(0.05)
Net income (loss) per basic share	$0.05	$(0.14)

Income (Loss) Per Diluted Share:
Diluted income (loss) per share from continuing operations	$0.05	$(0.09)
Diluted loss per share from discontinued operations	$—	$(0.05)
Net income (loss) per diluted share	$0.05	$(0.14)

Weighted average shares outstanding - basic	14,072	14,290
Weighted average shares outstanding - diluted	14,117	14,290

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

February 11, 2021

(Unaudited)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2020	September 30, 2020
Assets
Current Assets
Cash and cash equivalents	$45,614	$45,070
Accounts receivable (less allowance for doubtful accounts of $169 and $159 at December 31, 2020, and September 30, 2020, respectively)	13,940	11,243
Inventories	16,616	17,277
Income taxes receivable	1,362	1,362
Other current assets	1,501	1,617
Total current assets	79,033	76,569
Property, Plant and Equipment - Net	11,952	11,995
Right-of-Use Assets - Net	5,155	5,124
Intangible Assets - Net	543	609
Goodwill - Net	6,633	6,633
Deferred Income Taxes - Net	566	566
Other Assets	645	602
Total Assets	$104,527	$102,098
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$3,414	$2,676
Accrued compensation and related taxes	2,406	2,066
Accrued warranty expense	350	380
Other accrued liabilities	719	751
Current maturities of long-term debt	384	380
Contract liabilities	1,156	1,224
Total current liabilities	8,429	7,477
Long-Term Debt	4,701	4,798
Long-Term Lease Liability	5,090	5,064
Income Taxes Payable	3,274	3,240
Total Liabilities	21,494	20,579
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,091,422 and 14,063,172 at December 31, 2020 and September 30, 2020, respectively	141	141
Additional paid-in capital	124,635	124,435
Accumulated other comprehensive loss	(51)	(646)
Retained deficit	(41,692)	(42,411)
Total shareholders’ equity	83,033	81,519
Total Liabilities and Shareholders’ Equity	$104,527	$102,098

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

February 11, 2021

(Unaudited)

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,
	2020	2019
Operating Activities
Net income (loss)	$719	$(1,932)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	325	406
Write-down of inventory	48	311
Deferred income taxes	—	784
Non-cash share-based compensation expense	65	68
Loss on sale of subsidiary	—	2,793
Provision for (reversal of) allowance for doubtful accounts, net	5	(59)
Other, net	3	13
Changes in operating assets and liabilities:
Accounts receivable	(2,702)	3,296
Inventories	613	1,025
Other assets	20	(1,458)
Accounts payable	738	(1,983)
Accrued income taxes	34	(1,616)
Accrued and other liabilities	304	(486)
Contract liabilities	(68)	(1,330)
Net cash provided by (used in) operating activities	104	(168)
Investing Activities
Purchases of property, plant and equipment	(198)	(173)
Net cash disposed of in sale of subsidiary	—	(647)
Net cash used in investing activities	(198)	(820)
Financing Activities
Proceeds from the exercise of stock options	135	701
Payments on long-term debt	(93)	(103)
Net cash provided by financing activities	42	598
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	596	1,141
Net Increase in Cash, Cash Equivalents and Restricted Cash	544	751
Cash, Cash Equivalents and Restricted Cash, Beginning of Period*	45,070	59,134
Cash, Cash Equivalents and Restricted Cash, End of Period*	$45,614	$59,885

*	Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets for periods prior to January 22, 2020.